Exhibit 10.1

CONFIDENTIAL RESIGNATION AGREEMENT

This confidential resignation agreement (the “Agreement”) is executed by and between Peter G. Piferi (“Employee”) and ClearPoint Neuro, Inc., a Delaware corporation (“Employer” or “Company”) and each of its clients, affiliates, parent companies, divisions, subsidiaries, predecessors, and all related companies or entities and all of its/their present and former principals, owners, directors, officers, trustees, shareholders, managers, employees, agents, insurers, administrators, franchisees, representatives, attorneys, successors and assigns (the Company and all of the foregoing collectively referred to as the “Released Parties”). In consideration for the execution of this Agreement and the performance of the terms and conditions herein, the parties agree as follows:

1.               Separation. Employee resigned from his position with the Company as Chief Operating Officer effective February 18, 2022 (the "Resignation Date"). In connection with his resignation, Employer wishes to offer Employee certain severance benefits above and beyond what Employee would otherwise be owed in exchange for a release of any and all claims the Employee may have or claim to have against Employer.

2.               No Admission of Liability. This Agreement, and the Employer’s offer of this Agreement, is not intended to be and shall not be construed as an admission of liability by either Employee or Employer. Similarly, the Employer and the Employee both acknowledge and agree that nothing in this Agreement is meant to suggest that the Employer has violated any law or contract or that Employee has any legitimate claim against Employer.

3.               Severance. Employer shall pay severance to Employee in the amount of Five Thousand Dollars ($5,000.00), less applicable withholdings, within ten (10) days after Employee executes the Agreement and returns the executed Agreement to Employer, provided the employee does not revoke the Agreement as set forth in Section 17 (the “Severance Payment”). As additional consideration, Employer and Employee (collectively the “Parties”) agree that Employee shall be provided the following “Additional Equity” as set forth on Exhibit A.

4.               Release. In exchange for receiving the Severance Payment, to the greatest extent permitted by law, Employee freely, knowingly and voluntarily releases and forever discharges Released Parties of and from all manner of actions, suits, claims, damages, liabilities, debts, grievances, arbitrations, charges, claims for attorneys’ fees, interest, expenses and costs, contracts, promises, judgments, awards, orders, executions or demands of any nature whatsoever, whether known or unknown, suspected or unsuspected, against Released Parties or any of them, which Employee ever had, now has, or which Employee or Employee’s heirs, assigns, executors or administrators hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever occurring prior to the date Employee executes this Agreement, including, but not limited to claims which were or could have been asserted in any lawsuit; claims arising out of Employee’s employment with the Company and/or separation therefrom, any and all common law claims or causes of action, whether sounding in contract, tort

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or equity or based upon any public policy; claims under Title VII of the Civil Rights Act of 1964, the federal and California Constitutions, and/or the California Labor, Civil, Business & Professions, and/or Government Code; all other federal, state or local labor or employment/human rights/discrimination laws; and any other federal, state or local statute, rule, regulation or ordinance. Employee further releases the Company and Released Parties from any and all rights he has, had, or could have in the future based on Employee’s June 19, 2012 Employment Agreement with the Company (formally known as MRI Interventions, Inc.) (hereafter the “2012 Employment Agreement”). All such claims, liabilities and causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. Employee also waives any right to become, and promises not to consent to become, a member of any class in any case in which claims are asserted against the Company that are related in any way to Employee’s employment or separation of Employee’s employment with the Company, and that involve events which have occurred as of the date he signs this Agreement. If Employee, without Employee’s knowledge, is made a member of a class in any proceeding, Employee will opt out of the class at the first opportunity afforded to Employee after learning of Employee’s inclusion. In this regard, Employee agrees that Employee will execute, without objection or delay, an “opt-out” form presented to Employee either by the court in which such proceeding is pending or by counsel for the Company. Employee further understands that this release bars Employee from pursuing, litigating, seeking or obtaining any penalties that that may be recoverable (and, to the extent permitted by law, any penalties that any other person or entity may be able to recover on Employee’s behalf) through an individual or representative action under the Labor Code Private Attorneys General Act of 2004 codified at California Labor Code section 2698 et seq. (“PAGA”), and as part of this Agreement releases any PAGA claims as to Released Parties.

EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, OR BASED ON THE CALIFORNIA MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA LABOR CODE, ANY AND ALL LAWS PROHIBITING RETALIATING AGAINST EMPLOYEES FOR ENGAGING IN PROTECTED ACTIVITIES, INCLUDING ANY STATUTORY OR COMMON LAW CLAIMS FOR “WHISTLEBLOWING,” ANY AND ALL LAWS PROTECTING PRIVACY RIGHTS, INCLUDING ANY CONSTITUTIONAL RIGHT TO PRIVACY CLAIM, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY.

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Notwithstanding the foregoing, Employee does not waive or release any claim which cannot be waived or released by private agreement. Specifically, nothing in this Agreement shall prevent Employee from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, or any other federal, state or local agency charged with the enforcement of any employment laws. Employee, however, understands that by signing this Agreement, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, or any other state or local deferral agency on Employee’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived. Employee further acknowledges that Employee has not experienced a workplace injury that Employee attributes to Employee’s work at the Company. Further, nothing in this Agreement prohibits Employee or any person from testifying about alleged criminal conduct or sexual harassment when the party has been compelled or requested to do so by lawful process.

5.               Settlement. This is a compromise settlement of a disputed claim. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, or shall be admissible as evidence in any proceeding other than for the enforcement of this Agreement. The Released Parties have no independent legal duty to pay Employee the severance set forth in this Agreement absent the terms of the Agreement itself.

6.               Resignation and Neutral Reference. The parties agree to characterize Employee’s separation as a “voluntary termination” (i.e. resignation). In the future, should a potential employer request information regarding Employee’s employment with Employer, Employee shall direct said employer to contact Danilo D’Alessandro. Employer agrees that it will provide the future potential employer Employee’s dates of employment and position(s) held.

7.               No Further Claims. Employee shall not file any charges against the Released Parties based on events occurring prior to the date of execution of this Agreement with any state or federal administrative agency, and shall immediately dismiss any such existing claims, if any. Employee shall not institute a lawsuit in any state or federal court, based upon, arising out of, or relating to any claim, demand, or cause of action released herein. Employee shall not participate, assist, or cooperate in any claim, charge, suit, complaint, action or proceeding against the Released Parties, unless and to the extent required or compelled by law. Employee shall not encourage and/or solicit any third party to file any claim, charge, suit, complaint, action or proceeding against the Released Parties.

8.               Return Of Property and Employee’s Post-Employment Obligations. Employee shall immediately return to Employer all Employer property in Employee’s possession, custody, or control, including but not limited to keys, key cards, computer equipment, electronic storage devices (and any passwords related to any online or cloud-based platforms), physical files, business information and records (including all confidential information), and any other such property, unless Employer provides an exception by written consent. Employee further

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agrees to continue to be bound by all post-employment obligations with respect to confidential information, trade secrets, assignment of inventions, assignment of patents, and restrictive covenants (including all non-competition and non-solicitation obligations) as set forth in Section 13, Exhibit A, and Exhibit B of Employee’s 2012 Employment Agreement. The Parties agree that in the event Employee violates any of the aforementioned provisions from the 2012 Employment Agreement, in addition to any other remedies and damages Released Parties may be entitled to, Employee agrees to forfeit and return to the Company the Additional Equity as described in Section 2 of this Agreement (in shares, or at the higher of the value of the equity (y) when Employee exercised any options, or (z) at the time Employee was put on notice of the breach).

9.               Cooperation. Employee agrees to cooperate with Released Parties in legal matters, as reasonably requested by them, by participating in interviews requested by Released Parties, responding to questions, attending meetings, depositions, administrative proceedings and court hearings, executing documents and cooperating with Released Parties and its legal counsel with respect to business issues and/or claims and litigation of which Employee has personal or corporate knowledge acquired during employment with Employer. Employee further agrees to maintain in strict confidence any information or knowledge regarding current and/or future claims against or litigation or administrative hearings involving Released Parties. Employee agrees to communicate with any party adverse to Released Parties, or with a representative, agent or legal counsel for any such party, concerning any such pending or future claims or litigation or administrative hearing solely though legal counsel for Released Parties.

10.            No Workplace Injuries. Employee has not sustained any workplace injury of any kind during employment with Employer, and Employee does not intend to file any claim or seek any benefits for any work-related injuries.

11.            No Further Payments. Employer has already provided Employee with payment for any and all wages, compensation, vacation, sick leave, overtime, commissions, options, stock, equity, bonuses, profit sharing, benefits, insurance, or any other form of payment from the Released Parties, except for the severance payments set forth in Paragraph 3 of this Agreement.

12.            Confidentiality. Employee shall not disclose, publicize or allow or cause to be publicized or disclosed any of the terms and conditions of this Agreement, or the existence of the Agreement itself, unless and to the extent required or compelled by law. This provision constitutes a material term of this Agreement. Employee shall keep the fact, amount and terms of this Agreement completely confidential and shall not hereafter disclose any information concerning this Agreement to any person or entity, provided that: (i) Employee may make such disclosures as are required by law, or as are necessary for legitimate enforcement or compliance purposes; and (ii) Employee may disclose the fact, amount and terms of this Agreement to her attorneys and tax advisors, but only as necessary for legitimate legal or financial reasons. The Parties agree that nothing herein prevents the Company from disclosing any of the terms and conditions of this Agreement in accordance with public company disclosure requirements.

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13.            Non-Disparagement. Employee agrees not to make any written or oral statement about Released Parties which Employee knows or reasonably should know to be untrue and agrees not to make any negative or disparaging statement about Released Parties with the intent to cause any form of injury or harm.

14.            Section 1542. Employee expressly waives any and all rights which Employee may have under Section 1542 of the Civil Code of the State of California which are as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

15.            Governing Law and Arbitration Forum: By way of this Agreement, the Parties hereby incorporate by reference both the arbitration and choice of law (“applicable law”) provisions in the 2012 Employment Agreement (Sections 17 and 19 respectively). The Parties agree that these provisions continue to be valid and binding on them, and unless specifically carved out, any dispute between them shall adjudicated consistent with their contractual agreements in Sections 17 and 19 of the 2012 Employment Agreement.

16.            Responsibility for Tax Liability. Employee expressly agrees and represents that any federal, state or local tax or contribution that may be owed or payable on the payments identified in this Agreement is the sole responsibility of Employee and that he will indemnify, defend and hold Employer harmless from and against any and all liability or claim for any tax or contribution or any penalty or interest thereon that may be incurred or demanded as a result of the receipt of the consideration provided for in this Agreement.

17.            Voluntary Agreement. Employee understands and agrees as follows:

a.                Employee has had the opportunity to review and to consider this Agreement for 21 days before executing it.

b.               Employee has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that Employee clearly understands.

c.                Employee is, through this Agreement, releasing Employer from any and all claims Employee may have against it arising before the execution of this Agreement.

d.               Employee knowingly and voluntarily agrees to all of the terms in this Agreement.

e.                Employee knowingly and voluntarily intends to be legally bound by this Agreement.

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f.                Employee was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to signing this Agreement.

g.               Employee understands and agrees that by signing this Agreement Employee is not waiving any claim under the Age Discrimination And Employment Act that arises after Employee signs this Agreement.

h.               Employee understands that nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

i.                 Employee understands that Employee has seven days after Employee signs the Agreement to revoke it. In order to be effective the revocation must be in writing, signed, dated and delivered via registered mail, return receipt requested, to Ellisa Cholapranee at 120 S. Sierra Ave., Suite 100, Solana Beach, CA 92075, no later than seven (7) days from the date on which Employee signed and dated this Agreement.

18.       Miscellaneous. Employee has full authority to enter into this Agreement and to be bound by it. Employee is voluntarily entering into this Agreement free of any duress or coercion. Employee has had the opportunity to consult legal counsel of Employee’s own choosing with respect to the execution and legal effect of this Agreement. This Agreement contains all terms and conditions pertaining to the compromise and settlement of the potential, and no promise or representation not contained in this Agreement has been made to Employee by the Released Parties. Except for the specific provisions of the 2012 Employment Agreement incorporated by reference herein, this Agreement supersedes all previous written or oral agreements between Employee and the Released Parties. This Agreement cannot be modified in any respect except in a written instrument signed by both Employee and Employer. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any party based on the attribution of drafting to any party. This Agreement may be executed by the parties in any number of counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document.

EMPLOYEE ACKNOWLEDGES AND AGREES EMPLOYEE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING AND LEGAL DOCUMENT. PRIOR TO SIGNING THIS AGREEMENT EMPLOYEE HAS CONSULTED WITH LEGAL COUNSEL OF EMPLOYEE’S CHOOSING. EMPLOYEE FURTHER AGREES THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY EMPLOYER OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY

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UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

AGREED AND UNDERSTOOD:

DATED:	February 14, 2022	/s/ Peter G. Piferi
Peter G. Piferi

ClearPoint Neuro, Inc.

DATED:	February 14, 2022	/s/ Danilo D’Alessandro

By: Danilo D’Alessandro

Its: Chief Financial Officer

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EXHIBIT A

ADDITIONAL EQUITY

1)	Notwithstanding the terms of the stock option award agreement and despite the separation from service, any unvested stock options, as of the Resignation Date, shall continue to vest in accordance with the time based vesting schedule set forth in the applicable stock option award agreement; provided further, upon the vesting of each such option, Employee shall have until the Expiration Date (as provided in the respective stock option award agreement), to exercise such option.
2)	Notwithstanding the terms of the restricted stock award agreement and despite the separation from service, any unvested restricted stock, as of the Resignation Date, shall continue to vest in accordance with the time based vesting schedule set forth in the applicable restricted stock award agreement

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